Investor Relations Contact:
Michael Picariello, Commvault
732-728-5380
ir@commvault.com

Media Relations Contact:
Bill Wohl, Commvault
732-870-4310
bwohl@commvault.com
Commvault Announces Fiscal 2018 Fourth Quarter Financial Results and
Unveils Strategic Transformation Initiative

--Record quarterly total revenues up 11% year over year--
--Continued shift to subscription-based pricing represents 37% of quarterly software and products revenue--
--Unveils Commvault Advance, a multi-pronged effort, in progress over the past year, to drive sustained business performance--
Fourth Quarter and Fiscal 2018 Highlights Include:

	Fourth Quarter	Fiscal 2018
GAAP Results:
Revenues	$184.9 million	$699.4 million
Income (Loss) from Operations (EBIT)	$4.6 million	$(0.9) million
EBIT Margin	2.5%	(0.1)%
Diluted Loss Per Share	($0.04)	($1.37)

Non-GAAP Results:
Income from Operations (EBIT)	$22.5 million	$76.0 million
EBIT Margin	12.2%	10.9%
Diluted Earnings Per Share	$0.31	$1.03

TINTON FALLS, N.J. – May 1, 2018 – Commvault [NASDAQ: CVLT] today announced its financial results for the fourth quarter and fiscal year ended March 31, 2018 and unveiled Commvault Advance, a multi-pronged transformation initiative spanning a series of actions completed over the past year, currently underway, and still to come that together are designed to drive sustained business performance.

N. Robert Hammer, Commvault’s Chairman, President and CEO stated, “We concluded our fiscal year achieving quarterly software and products revenue of $83.5 million, representing 7% growth year over year, and total revenues of $184.9 million, which increased 11% year over year.  Our software and products revenue growth was driven by a record number of enterprise transactions and significant acceleration of our subscription-based pricing model.  For the fourth quarter, approximately 37% of our software and products revenue was attributable to subscription-based pricing which resulted in full year fiscal 2018 subscription-based pricing being 25% of our software and product revenues. We are also pleased with the early success of our Commvault HyperScale™ Appliance, Commvault HyperScale™ Software, and Platform enhancements that had a significant impact to product revenues in the quarter."

“These results show the progress we are making in strengthening our competitive technology position, enhancing and expanding distribution, and realigning resources to drive our go-to-market as a partner-led organization. However, we know we can and must do more in order to return the Company to sustainable, profitable growth. The transformation plan announced today, Commvault Advance, is designed to accelerate our margin improvement and ensure we fully capitalize on Commvault’s market leadership, with value creation for our shareholders and customers alike. Finally, we remained opportunistic during the fourth fiscal quarter repurchasing $21 million of our common stock, bringing our full fiscal year 2018 repurchases to $112 million,” said Hammer.

Fourth Quarter and Fiscal 2018 Financial Results
Total revenues for the fourth quarter of fiscal 2018 were $184.9 million, an increase of 11% year-over-year and 3% sequentially. Software and products revenue in the fourth quarter of fiscal 2018 was $83.5 million, an increase of 7% year-over-year and 3% sequentially. Services revenue in the fourth quarter of fiscal 2018 was $101.4 million, an increase of 15% year-over-year and 2% sequentially.

For the full fiscal year, total revenues were $699.4 million, an increase of 8% from fiscal 2017. Software and products revenue for the full fiscal year was $311.7 million, an increase of 7% from fiscal 2017. Services revenue for the full fiscal year was $387.6 million, an increase of 9% from fiscal 2017.

On a GAAP basis, income from operations (EBIT) increased to $4.6 million for the fourth quarter compared to a loss of $1.8 million in the same period of the prior year. Non-GAAP income from operations (EBIT) increased to $22.5 million in the fourth quarter of fiscal 2018 compared to $17.6 million in the fourth quarter of the prior year.

On a GAAP basis, loss from operations (EBIT) for the full fiscal year was $0.9 million. Non-GAAP income from operations (EBIT) increased 2% to $76.0 million in fiscal 2018 compared to $74.5 million in fiscal 2017.

For the fourth quarter of fiscal 2018, Commvault reported net loss of $1.7 million. Non-GAAP net income for the quarter increased to $14.5 million, or $0.31 per diluted share, from $11.1 million, or $0.24 per diluted share, in the same period of the prior year.

For the full fiscal year, Commvault reported a net loss of $61.9 million. During the year, Commvault recorded approximately $52.5 million of non-cash income tax charges related to the combined impact of the lower US corporate income tax rate on deferred tax assets and recording a valuation allowance against the remaining value of deferred tax assets. Non-GAAP net income for the full fiscal year increased to $48.7 million, or $1.03 per diluted share, from $47.1 million, or $1.01 per diluted share, in fiscal 2017.

Operating cash flow totaled $23.3 million for the fourth quarter of fiscal 2018 compared to $29.0 million in the fourth quarter of fiscal 2017. For the full fiscal year, operating cash flow was $84.2 million, compared to $100.0 million for fiscal 2017. Total cash and short-term investments were $462.4 million as of March 31, 2018 compared to $450.2 million as of March 31, 2017. During the fiscal fourth quarter, Commvault repurchased $21.0 million of common stock (0.4 million shares) bringing the fiscal 2018 total repurchases to $112.2 million (2.1 million shares).

Commvault made no borrowings against its line of credit in fiscal 2018. Commvault terminated the line of credit in February 2018.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Commvault Advance
Increasing the rate of top line growth and getting Commvault back to sustainable growth in operating margins are at the core of the Commvault Advance initiative. Commvault Advance began implementation internally with product improvements developed over the course of the past 18 months, followed by strategic partner actions late in 2018, and was designed to accelerate change and to be announced at the beginning of the company’s new fiscal year, staring April 1, 2018.

Commvault has already taken important actions toward achieving these objectives, including:

•	Established product solution groups that more tightly bridge between product development and product go-to-market, speeding the time from product conception to market availability.

•	Made changes over the past year to deliver solutions that are simpler for customers to implement and use, including a powerful yet simple, web-based user interface, and appliance offerings.

•
Made changes in pricing and packaging, making it easier for customers to buy Commvault products, including subscription-based pricing models that have accounted for approximately 37% of Q4 and 25% of FY’18 software and product revenue.

•
Launched new products into market to extend Commvault’s innovation leadership, including Commvault HyperScale Software and Appliances; data migration and cloud management solutions; and the portfolio of software-as-a-service and outcomes-based offerings. For example, in their first full quarter of being in market, Commvault HyperScale Technology and ScaleProtect with Cisco UCS had a significant contribution to quarterly software and product revenue.

•
Over the past year, we have established a much broader, stronger partner ecosystem with announcements with the following key strategic partners: Cisco, HPE, Microsoft and AWS; and new relationships with Infinidat, Google, Oracle, and others.

•	Added new senior leadership to drive a strategic re-focusing of Commvault’s go-to-market with partners, including new worldwide heads of partnerships, alliances and channels.

Commvault announced today that it is implementing a series of new transformational moves under Commvault Advance. These steps include:

•
Immediate moves to create a more efficient go-to-market team by restructuring and reorganizing field-facing resources in sales and marketing to be directly tied to key routes to market with alliances, distribution, service provider, and global SI partners.

•
A worldwide cost-reduction effort, with actions underway to reduce, consolidate and align resources across all functional areas. This effort will include an examination of the use of contracted employees, third party expenses, T&E and targeted headcount reductions of approximately 4% of the workforce.

•	Supplemental pricing and packaging options in the company’s core data protection offering, and upcoming new product announcements that are aligned with key routes to market.
In addition, as separately announced today in connection with our agreement with Elliott Management, Commvault and its Board of Directors have initiated new governance initiatives and a comprehensive review of Commvault’s business and capital allocation to identify additional opportunities for improvement and value creation.

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. Finally, Commvault has provided free cash flow, which Commvault uses to measure the amount of cash flow the business is generating after capital expenditures.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses. Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility, which are outside of Commvault’s control and the variety of awards that companies can issue, Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault has also excluded its share of loss from its equity method investment. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 37% in fiscal 2018 and fiscal 2017.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. On an annual basis, the GAAP tax rate was 37% for fiscal 2014 and 34% for fiscal 2015. The GAAP tax rates for fiscal 2016, 2017 and fiscal 2018 are not meaningful percentages due to the dollar amount of GAAP pre-tax income. In addition, during fiscal 2018, Commvault recorded non-cash income tax charges related to the combined impact of the lower US corporate income tax rate on deferred tax assets and recording a valuation allowance against the remaining value of deferred tax assets.

From a cash tax perspective, the cash tax rate is estimated to be 18% for fiscal 2014 and 26% for fiscal 2015. For the same reason as the GAAP tax rates, the estimated cash tax rates for fiscal 2016, 2017 and fiscal 2018 are not meaningful percentages. Estimated net cash taxes for fiscal 2018 were approximately $6 million. Estimated net cash taxes for fiscal 2019 are expected to be less than $10 million and relate primarily to Commvault's international operations. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault measured itself to non-GAAP tax rates of 37% in fiscal 2018 and recent fiscal years. As a result of recent U.S. income tax reform, in fiscal 2019 Commvault will reduce its non-GAAP tax rate to 27%, which should align with Commvault’s expected long-term cash tax rate. Commvault believes that the use of a non-GAAP tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate as more fully described above. Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, May 1, 2018, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial (844) 742-4247 (domestic) or (661) 378-9470 (international). Investors can also access the audio version of the conference call by visiting www.commvault.com. An archived webcast of this conference call will also be available following the call.

About Commvault

Commvault is the recognized leader in data backup and recovery.  Commvault’s converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage, and use their most critical asset - their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,700 highly- skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com.

Safe Harbor Statement

This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2018 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, Commvault Edge, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017 (1)	2018	2017 (1)
Revenues:
Software and products	$83,521	$78,195	$311,745	$290,668
Services	101,394	88,537	387,648	354,337
Total revenues	184,915	166,732	699,393	645,005
Cost of revenues:
Software and products	4,098	739	7,223	3,045
Services	24,169	20,635	90,929	82,147
Total cost of revenues	28,267	21,374	98,152	85,192
Gross margin	156,648	145,358	601,241	559,813
Operating expenses:
Sales and marketing	105,117	99,954	410,727	383,933
Research and development	24,713	22,867	94,164	83,543
General and administrative	19,717	22,082	87,575	84,944
Depreciation and amortization	2,509	2,253	9,721	8,635
Total operating expenses	152,056	147,156	602,187	561,055
Income (loss) from operations	4,592	(1,798)	(946)	(1,242)
Interest expense	(463)	(233)	(1,161)	(957)
Interest income	668	320	2,228	1,163
Equity in loss of affiliate	(3,340)	(414)	(3,621)	(958)
Income (loss) before income taxes	1,457	(2,125)	(3,500)	(1,994)
Income tax expense (benefit)	3,118	(2,322)	58,400	(1,486)
Net income (loss)	$(1,661)	$197	$(61,900)	$(508)
Net income (loss) per common share:
Basic	$(0.04)	$—	$(1.37)	$(0.01)
Diluted	$(0.04)	$—	$(1.37)	$(0.01)
Weighted average common shares outstanding:
Basic	44,945	44,868	45,242	44,700
Diluted	44,945	46,627	45,242	44,700

(1) Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	March 31,
	2018	2017 (1)
ASSETS
Current assets:
Cash and cash equivalents	$330,784	$329,491
Short-term investments	131,637	120,693
Trade accounts receivable, net	162,119	140,084
Prepaid expenses and other current assets	22,248	15,791
Total current assets	646,788	606,059

Deferred tax assets, net	—	50,228
Property and equipment, net	128,612	132,319
Equity method investment	—	3,621
Deferred commissions cost	33,092	30,378
Other assets	10,150	7,273
Total assets	$818,642	$829,878

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$761	$117
Accrued liabilities	82,299	78,701
Deferred revenue	241,113	209,099
Total current liabilities	324,173	287,917

Deferred revenue, less current portion	84,661	70,803
Deferred tax liabilities, net	2,430	—
Other liabilities	3,314	4,226

Total stockholders’ equity	404,064	466,932
Total liabilities and stockholders’ equity	$818,642	$829,878

(1) Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017 (1)	2018	2017 (1)
Cash flows from operating activities
Net income (loss)	$(1,661)	$197	$(61,900)	$(508)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,339	2,659	11,785	10,232
Noncash stock-based compensation	16,991	18,775	74,129	73,928
Excess tax benefits from stock-based compensation	—	(1,466)	—	(6,242)
Deferred income taxes	55	(4,070)	53,737	(11,468)
Equity in loss of affiliate	3,340	414	3,621	958
Amortization of deferred commissions cost	4,273	4,281	16,587	16,065
Changes in operating assets and liabilities:
Trade accounts receivable	(20,491)	(9,721)	(25,082)	(16,372)
Other current assets and Other assets	225	(1,115)	(6,876)	(55)
Deferred commissions cost	(5,722)	(5,830)	(17,984)	(18,393)
Accounts payable	547	(31)	618	(190)
Accrued liabilities	7,148	4,230	3,496	15,088
Deferred revenue	16,008	20,384	33,971	36,666
Other liabilities	(711)	278	(1,933)	330
Net cash provided by operating activities	23,341	28,985	84,169	100,039
Cash flows from investing activities
Purchase of short-term investments	(32,243)	(2,395)	(142,424)	(96,306)
Proceeds from maturity of short-term investments	31,599	2,449	131,480	74,685
Purchase of property and equipment	(1,750)	(1,939)	(7,047)	(6,424)
Net cash used in investing activities	(2,394)	(1,885)	(17,991)	(28,045)
Cash flows from financing activities
Repurchase of common stock	(20,909)	(25,001)	(112,218)	(49,998)
Proceeds from stock-based compensation plans	12,401	7,050	30,114	21,321
Excess tax benefits from stock-based compensation (2)	—	1,466	—	6,242
Net cash used in financing activities	(8,508)	(16,485)	(82,104)	(22,435)
Effects of exchange rate — changes in cash	3,851	2,464	17,219	(8,175)
Net increase in cash and cash equivalents	16,290	13,079	1,293	41,384
Cash and cash equivalents at beginning of period	314,494	316,412	329,491	288,107
Cash and cash equivalents at end of period	$330,784	$329,491	$330,784	$329,491

(1) Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers

(2) In fiscal 2018, the Company adopted ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which requires cash flows from excess tax benefits to be classified as operating cash flows. Cash flows related to excess taxes prior to fiscal 2018 remain classified as financing cash flows.

Table IV

Commvault Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017 (7)	2018	2017 (7)
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$4,592	$(1,798)	$(946)	$(1,242)
Noncash stock-based compensation (1)	16,991	18,775	74,129	73,928
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	931	602	2,818	1,790
Non-GAAP income from operations	$22,514	$17,579	$76,001	$74,476

GAAP net income (loss)	$(1,661)	$197	$(61,900)	$(508)
Noncash stock-based compensation (1)	16,991	18,775	74,129	73,928
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	931	602	2,818	1,790
Equity in loss of affiliate (3)	3,340	414	3,621	958
Noncash Interest Expense Amortization (4)	231	—	231	—
Non-GAAP provision for income taxes adjustment (5)	(5,374)	(8,859)	29,799	(29,119)
Non-GAAP net income	$14,458	$11,129	$48,698	$47,049

Diluted weighted average shares outstanding	46,639	46,627	47,469	46,621
Non-GAAP diluted net income per share	$0.31	$0.24	$1.03	$1.01

	Three months ended March 31, 2018		Year Ended March 31, 2018
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$83,521	$83,521	$311,745
Adjustment for currency impact	(1,275)	(3,781)	(7,304)
Non-GAAP software and products revenue on a constant currency basis (6)	$82,246	$79,740	$304,441

	Three months ended March 31, 2018		Year Ended March 31, 2018
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$101,394	$101,394	$387,648
Adjustment for currency impact	(1,319)	(3,634)	(5,886)
Non-GAAP services revenue on a constant currency basis (6)	$100,075	$97,760	$381,762

	Three months ended March 31, 2018		Year Ended March 31, 2018
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$184,915	$184,915	$699,393
Adjustment for currency impact	(2,594)	(7,415)	(13,190)
Non-GAAP total revenues on a constant currency basis (6)	$182,321	$177,500	$686,203

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$23,341	$28,985	$84,169	$100,039
Purchase of property and equipment	(1,750)	(1,939)	(7,047)	(6,424)
Non-GAAP free cash flow	$21,591	$27,046	$77,122	$93,615

	Three Months Ending March 31, 2018
	Americas	EMEA	APAC	Total
Software and Products Revenue	$46,360	$26,159	$11,002	$83,521
Customer Support Revenue	60,372	20,593	9,569	90,534
Professional Services	6,340	3,041	1,479	10,860
Total Revenue	$113,072	$49,793	$22,050	$184,915

	Three Months Ending March 31, 2017 (7)
	Americas	EMEA	APAC	Total
Software and Products Revenue	$46,716	$21,379	$10,100	$78,195
Customer Support Revenue	54,433	16,347	8,229	79,009
Professional Services	4,934	3,221	1,373	9,528
Total Revenue	$106,083	$40,947	$19,702	$166,732

	Year Ended March 31, 2018
	Americas	EMEA	APAC	Total
Software and Products Revenue	$167,858	$100,452	$43,435	$311,745
Customer Support Revenue	233,991	75,807	36,257	346,055
Professional Services	23,453	11,289	6,851	41,593
Total Revenue	$425,302	$187,548	$86,543	$699,393

	Year Ended March 31, 2017 (7)
	Americas	EMEA	APAC	Total
Software and Products Revenue	$168,243	$82,393	$40,032	$290,668
Customer Support Revenue	216,656	65,732	32,466	314,854
Professional Services	22,704	11,364	5,415	39,483
Total Revenue	$407,603	$159,489	$77,913	$645,005

Footnotes - Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
Cost of services revenue	$834	$1,030	$3,182	$3,925
Sales and marketing	9,029	8,944	36,917	34,005
Research and development	2,101	1,963	8,411	7,335
General and administrative	5,027	6,838	25,619	28,663
Stock-based compensation expense	$16,991	$18,775	$74,129	$73,928

(2)	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)
Represents Commvault's share of loss from its investment in Laitek, Inc. In the fourth quarter of fiscal 2018 Commvault recorded a non-cash impairment charge to reduce the value of its investment to zero.

(4)
Commvault terminated its line of credit in February 2018. As a result, it incurred additional non-cash amortization related to the unamortized portion of deferred financing fees. The impact of this additional amortization has been adjusted in order to make fiscal 2018 comparable to the prior period.

(5)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of approximately 37% in fiscal 2018 and fiscal 2017.

(6)
Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period during fiscal 2018. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as adjustment for currency impact in the table above.

(7)	Adjusted for the retrospective adoption of ASC 606, Revenue from Contracts with Customers.